EXHIBIT 99.1
HSBC FINANCE CORPORATION AND SUBSIDIARIES
DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s		Dominion
	Poor’s	Investors		Board Rating
	Corporation	Service	Fitch, Inc.	Service

As of March 6, 2006
HSBC Finance Corporation
Senior debt	A	Aa3	AA-	AA (low)
Senior subordinated debt	A-	A2	A+	*
Commercial paper	A-1	P-1	F-1+	R-1 (middle)
Series B preferred stock	BBB+	A3	A+	*
HFC Bank Limited
Senior debt	A	Aa3	AA-	*
Commercial paper	A-1	P-1	F-1+	*
HSBC Bank Nevada, National Association
Senior debt	A	A1	AA-	*
HSBC Financial Corporation Limited
Senior notes and term loans	*	*	*	AA (low)
Commercial paper	*	*	*	R-1 (middle)

*	Not rated by this agency.